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EXHIBIT 23.4


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Raytheon Company (the "Company") on Form S-8 of our report dated March 21, 1997 related to the combined financial statements of the Defense Business of Hughes Electronics Corporation as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, appearing in former Raytheon Company's (predecessor to the Company) Solicitation Statement/Prospectus filed pursuant to Rule 424(b)(3) under the Securities Act of 1933 dated November 10, 1997.


DELOITTE & TOUCHE L.L.P.

Los Angeles, California
February 2, 1998